N-SAR Exhibit: Sub-item 77Q1(e)
Western Asset Funds Inc.
Western Asset Core Bond Fund

Item 77Q1(e): Exhibits ? Copies of any new or amended Registrant investment advisory contracts


In response to Sub-Items 77Q1(e), Western Asset Core Bond Fund, the Registrant incorporates by reference the supplement to the fund?s Summary Prospectus, Prospectus and Statement of Additional Information as filed with the Securities and Exchange Commission pursuant to Rule 497 of the Securities Act of 1933 on December 19, 2016 (Accession No. 0001193125-16-795998). The Registrant also incorporates by reference Post-Effective Amendment No. 93 to Form N-1A filed on April 20, 2016 pursuant to Rule 485(b) of the Securities Act of 1933 (Accession No. 0001193125-16-548407).





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WESTERN ASSET FUNDS, INC.
SUPPLEMENT DATED DECEMBER 19, 2016
TO THE SUMMARY PROSPECTUS, PROSPECTUS,
AND STATEMENT OF ADDITIONAL INFORMATION,
EACH DATED MAY 1, 2016, OF
WESTERN ASSET CORE BOND FUND


The applicable portion of the section titled ?Management? in the fund?s Summary Prospectus and Prospectus is deleted and replaced with the following:
Investment manager: Legg Mason Partners Fund Advisor, LLC
Subadvisers: Western Asset Management Company (?Western Asset?) and Western Asset Management Company Limited in London (?Western Asset London?).
References to ?the subadviser? include each applicable subadviser.

The applicable portion of the section titled ?More on fund management? in the fund?s Prospectus is deleted and replaced with the following:
Legg Mason Partners Fund Advisor, LLC (?LMPFA?) is the fund?s investment manager. LMPFA, with offices at 620 Eighth Avenue, New York, New York 10018, also serves as the investment manager of other Legg Mason-sponsored funds. LMPFA provides administrative and certain oversight services to the fund.
As of December 31, 2015, LMPFA?s total assets under management were approximately $213.8 billion.

Western Asset Management Company (?Western Asset?) and Western Asset Management
 Company Limited (?Western Asset London? and collectively with Western Asset, ?subadvisers?) provide the day-to-day portfolio management of the fund as subadvisers. Western Asset, established in 1971, has offices at 385 East Colorado Boulevard, Pasadena, California 91101 and 620 Eighth Avenue, New York, New York 10018. Western Asset London was founded in 1984 and has offices at 10 Exchange Square, Primrose Street, London EC2A 2EN.
Western Asset London undertakes investment-related activities including investment management, research and analysis, and securities settlement.

Western Asset London generally provides certain subadvisory services relating to currency transactions and investments in non-U.S. dollar-denominated securities and related foreign currency instruments. Western Asset London generally manages global and non-U.S. dollar fixed income mandates. Western Asset London generally provides services relating to relevant portions of Western Asset?s broader portfolios, including the fund, as appropriate.

Western Asset employs a team approach to investment management that utilizes relevant staff in multiple offices around the world. Expertise from Western Asset investment professionals in those offices add local sector investment experience, as well as the ability to trade in local markets. Although the investment professionals at Western Asset London are typically responsible for the management of the investments in their local sectors, Western Asset provides overall supervision of their activities for the fund to maintain a cohesive investment management approach.

Western Asset and Western Asset London act as investment advisers to institutional accounts, such as corporate pension plans, mutual funds and endowment funds. As of December 31, 2015, the total assets under management of Western Asset and its supervised affiliates, including Western Asset London, were approximately $426.4 billion.


LMPFA pays the subadvisers all of the management fee that it receives from the fund. The fund does not pay any additional advisory or other fees for advisory services provided by Western Asset or Western Asset London.
LMPFA, Western Asset and Western Asset London are wholly-owned subsidiaries of Legg Mason, Inc. (?Legg Mason?). Legg Mason, whose principal executive offices are at 100 International Drive, Baltimore, Maryland 21202, is a global asset management company. As of December 31, 2015, Legg Mason?s asset management operations, including Western Asset and its supervised affiliates, had aggregate assets under management of approximately $671.5 billion.

The applicable portion of the section titled ?Definitions? in the fund?s Statement of Additional Information is deleted and replaced with the following:
?WAML? means Western Asset Management Company Limited, 10 Exchange Place, London, England. WAML is the Subadviser to the non-U.S. dollar denominated portion (if any) of each fund.
The applicable portion of the section titled ?Management of the Funds ? Subadvisers? in the fund?s Statement of Additional Information is deleted and replaced with the following:
WAML. WAML, a wholly owned subsidiary of Legg Mason, Inc., serves as Subadviser to the Western Asset Core Bond Fund, the Western Asset Core Plus Bond Fund and the Western Asset Inflation Indexed Plus Bond Fund under separate Investment Advisory Agreements between the Manager and WAML (collectively, the ?WAML Advisory Agreement?).

Under the WAML Advisory Agreement, WAML shall, as requested by the Manager, regularly provide a fund with investment research, advice, management and supervision and shall furnish a continuous investment program for the fund consistent with the investment objectives, restrictions and policies described in each fund?s Prospectus and this Statement of Additional Information. WAML receives from the Manager for its services to each fund an advisory fee as described in each fund?s Prospectus.

Under the WAML Advisory Agreement, WAML will not be liable for any error of judgment or mistake of law or for any loss suffered by a fund in connection with the performance of the WAML Advisory Agreement, except a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations or duties thereunder.

The WAML Advisory Agreement terminates automatically upon assignment and is terminable at any time without penalty by vote of the Corporation?s Board of Directors, by vote of a majority of a fund?s outstanding voting securities, or by WAML, on not more than 60 days? notice, and may be terminated immediately upon the mutual written consent of the parties.
Please retain this supplement for future reference.

WASX324159

2
SEC Accession No. 0001193125-16-795998
12/19/2106